Exhibit 99.1

Wynn Resorts, Limited Announces Completion of Refinancing

LAS VEGAS, Dec 14, 2004 (BUSINESS WIRE) -- Wynn Resorts, Limited (Nasdaq: WYNN) today announced the completion of the refinancing of the indebtedness of its subsidiary, Wynn Las Vegas, LLC. Stephen A. Wynn, Chairman and CEO of Wynn Resorts commented: "In over 30 years of experience in Las Vegas and the financial markets, today's financial developments for our company mark a most significant moment. As a result of our recent equity and debt financings, Wynn Resorts has now reached a new plateau of financial stability. It has been our strategic goal to have each of our subsidiaries stand on its own, each of them with appropriate equity and debt levels, at favorable rates. To our grand delight, we have reached that goal today, years ahead of schedule. We offer our gratitude and congratulations to our banks, bondholders and shareholders for the achievement of this advanced degree of financial maturity. The Company's financial structure is something to behold."

Wynn Las Vegas, LLC and its subsidiary, Wynn Las Vegas Capital Corp., completed the sale of $1.3 billion aggregate principal amount of 6-5/8% first mortgage notes due 2014. In addition, Wynn Las Vegas, LLC obtained $1 billion of new senior secured credit facilities, comprised of a $600.0 million revolving credit facility and a $400.0 million term loan facility. A portion of the proceeds from the first mortgage notes, together with other funds available to Wynn Las Vegas, LLC, including a $400 million capital contribution from Wynn Resorts, Limited, was used to discharge approximately $919.9 million of existing indebtedness.

Wynn Las Vegas, LLC intends to use the remaining proceeds from the sale of the notes, available cash on hand, and borrowings under the new credit facilities to pay costs associated with completion of its Wynn Las Vegas hotel and casino resort, and to pay a portion of the costs to develop Encore at Wynn Las Vegas, the recently announced expansion of Wynn Las Vegas.

The first mortgage notes and the new credit facilities are both guaranteed by Wynn Las Vegas, LLC's subsidiaries, and are both secured by a first priority lien on substantially all of the existing and future assets of the issuers and guarantors. The holders of the notes will be entitled to certain registration rights and will able to require the issuers to repurchase the notes upon the occurrence of a change of control. The issuers will be entitled to redeem the notes under certain circumstances.

The first mortgage notes have not been registered under the Securities Act of 1933, as amended or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended and applicable state securities laws. This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.


This press release contains "forward-looking statements" within the meaning of the federal securities laws. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results to differ from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect the company's future results is included under the caption "Risk Factors" in Item 1 of Wynn Resorts' annual report on Form 10-K for the year ended December 31, 2003.

SOURCE: Wynn Resorts, Limited

CONTACT:
Wynn Resorts, Limited
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com